Exhibit 4.1

Execution Copy

UNS Electric, Inc.

UniSource Energy Services, Inc.

$100,000,000

$50,000,000 6.50% Senior Guaranteed Notes, Series A, due August 7, 2015
$50,000,000 7.10% Senior Guaranteed Notes, Series B, due August 7, 2023

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Note Purchase and Guaranty Agreement

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Dated as of August 5, 2008

Table of Contents

(Not a part of the Agreement)

Section	Heading	Page

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UNS Electric, Inc.
UniSource Energy Services, Inc.
One South Church Avenue, Suite 1820
Tucson, Arizona, 85701

$50,000,000 6.50% Senior Guaranteed Notes, Series A, due August 7, 2015
$50,000,000 7.10% Senior Guaranteed Notes, Series B, due August 7, 2023

Dated as of August 5, 2008

To Each of the Purchasers Listed in
  Schedule A Hereto:

Ladies and Gentlemen:

UNS Electric, Inc., an Arizona corporation (the “Company”), and UniSource Energy Services, Inc., an Arizona corporation (the “Guarantor” and, together with the Company, the “Obligors”), agree with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

Section 1.	Authorization of Notes.

The Company will authorize the issue and sale of (a) $50,000,000 aggregate principal amount of its 6.50% Senior Guaranteed Notes, Series A, due August 7, 2015 (the “Series A Notes”) and (b) $50,000,000 aggregate principal amount of its 7.10% Senior Guaranteed Notes, Series B, due August 7, 2023 (the “Series B Notes”; the Series A Notes and the Series B Notes are hereinafter collectively referred to as the “Notes,” such term to include any such notes issued in substitution therefor pursuant to Section 13).  The Notes shall be substantially in the form set out in Exhibit 1-A and Exhibit 1-B, respectively.  Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 2.	Sale and Purchase of Notes.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount and in the series specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof.  The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

UNS Electric, Inc.	Note Purchase Agreement

Section 3.	Execution Date; Closing.

The execution and delivery of this Agreement will be made at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603 on August 5, 2008 (the “Execution Date”).

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe, Chicago, Illinois 60603, at 10:00 a.m. Chicago time, at a closing (the “Closing”) on August 7, 2008 or on such other Business Day thereafter on or prior to August 28, 2008 as may be agreed upon by the Company and the Purchasers.  At the Closing, the Company will deliver to each Purchaser the Notes of the series to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 4945086726 at Wells Fargo Bank, ABA Number 121000248.  If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

Section 4.	Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1.  Representations and Warranties.  The representations and warranties of the Obligors in this Agreement shall be correct when made and at the time of the Closing.

Section 4.2.  Performance; No Default.  Each Obligor shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.  Neither any Obligor nor any Subsidiary of the Company shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Sections 10.1, 10.3, 10.4 and 10.5 had such Sections applied since such date.

Section 4.3.  Compliance Certificates.

(a)  Officer’s Certificate.  Each Obligor shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in

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Sections 4.1, 4.2 and 4.9, to the extent such conditions apply to such Obligor, have been fulfilled.

(b)  Secretary’s Certificate.  Each Obligor shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement, as the case may be.

Section 4.4.  Opinions of Counsel.  Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a)(i) from Thelen Reid Brown Raysman & Steiner LLP, special New York counsel for the Company, and (ii) Raymond S. Heyman, General Counsel for the Company and the Guarantor, covering the matters set forth in Exhibits 4.4(a)(i) and 4.4(a)(ii), respectively, and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5.  Purchase Permitted by Applicable Law, Etc.  On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6.  Sale of Other Notes.  Contemporaneously with the Closing, the Company shall sell to each other Purchaser, and each other Purchaser shall purchase, the Notes to be purchased by it at the Closing as specified in Schedule A.

Section 4.7.  Payment of Special Counsel Fees.  Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.8.  Private Placement Number.  A Private Placement Number issued by S&P’s CUSIP Service Bureau (in cooperation with the SVO of the National Association of Insurance Commissioners) shall have been obtained for each series of the Notes.

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Section 4.9.  Changes in Corporate Structure.  No Obligor shall have changed its jurisdiction of incorporation or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10.  Funding Instructions.  At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.11.  Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 4.12.  Regulatory Approval.  Prior to the Closing, such Purchaser and its special counsel shall have received evidence that all approvals and authorizations of the ACC, which are required to be obtained in connection with the issuance of the Notes and the execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement and the Notes have been duly obtained, and are in full force and all conditions contained in such approvals and authorizations which are to be fulfilled on or prior to the issuance of the Notes have been fulfilled.

Section 4.13.  Rating.  Prior to the Closing, such Purchaser and its special counsel shall have received evidence that Moody’s shall have assigned the Notes a rating of “Baa3” or better.

Section 5.	Representations and Warranties of the Obligors.

Each Obligor represents and warrants to each Purchaser that:

Section 5.1.  Organization; Power and Authority.  Such Obligor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Such Obligor has the corporate power and authority to own or hold under lease the Properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes to which it is a party and to perform the provisions hereof and thereof.

Section 5.2.  Authorization, Etc.  This Agreement and the Notes to which such Obligor is a party have been duly authorized by all necessary corporate action on the part of such Obligor,

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and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of such Obligor enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.  Disclosure.  The Company, through its agents, Union Bank of California and JP Morgan Securities, has delivered to each Purchaser a copy of a Private Placement Memorandum, dated July, 2008 (the “Memorandum”), relating to the transactions contemplated hereby.  The Memorandum fairly describes, in all material respects, the general nature of the business and principal Properties of the Obligors and their Subsidiaries.  This Agreement, the Memorandum and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Obligors in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5, (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as disclosed in the Disclosure Documents, since December 31, 2007, there has been no change in the financial condition, operations, business or Properties of either Obligor or any Subsidiary of the Company except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  There is no fact known to such Obligor that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4.  Organization and Ownership of Shares of Subsidiaries; Affiliates;.  (a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of each Obligor’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by such Obligor and each other Subsidiary, (ii) of each Obligor’s Affiliates, other than Subsidiaries, and (iii) of each Obligor’s directors and senior officers.

(b)  All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by an Obligor and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by such Obligor or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c)  Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the Properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

UNS Electric, Inc.	Note Purchase Agreement

(d)  No Subsidiary of the Company is a party to, or otherwise subject to, any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5.  Financial Statements; Material Liabilities.  Each Obligor has delivered to each Purchaser copies of the financial statements of such Obligor and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of such Obligor and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).  Each Obligor and the Subsidiaries of Company do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

Section 5.6.  Compliance with Laws, Other Instruments, Etc.  The execution, delivery and performance by each Obligor of this Agreement and the Notes to which it is a party will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any Property of such Obligor or any Subsidiary of the Company under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which such Obligor or any Subsidiary of the Company is bound or by which such Obligor or any Subsidiary of the Company or any of their respective Properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Obligor or any Subsidiary of the Company or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Obligor or any Subsidiary of the Company.

Section 5.7.  Governmental Authorization, Etc.  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by either Obligor of this Agreement and the Notes to which it is a party, except for authorization by the ACC, which authorization has been obtained and is in full force and effect and all conditions contained in such authorization which are to be fulfilled on or prior to the date of issuance of Notes have been fulfilled.

Section 5.8.  Litigation; Observance of Agreements, Statutes and Orders.  (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of either Obligor, threatened against or affecting either Obligor or any Subsidiary of the Company or any Property of either Obligor or any Subsidiary of the Company in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

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(b)  No Obligor nor any Subsidiary of the Company is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9.  Taxes.  Such Obligor and the Subsidiaries of the Company have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their Properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which such Obligor or Subsidiary of the Company, as the case may be, has established adequate reserves in accordance with GAAP.  Such Obligor knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate.  The federal income tax liabilities of such Obligor and the Subsidiaries of the Company have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2004.

Section 5.10.  Title to Property; Leases.  Such Obligor and the Subsidiaries of the Company have good and sufficient title to their respective Properties that individually or in the aggregate are Material, including all such Properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by such Obligor or any Subsidiary of the Company after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11.  Licenses, Permits, Etc.  (a) Such Obligor and the Subsidiaries of the Company own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b)  To the best knowledge of such Obligor, no product of such Obligor infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c)  To the best knowledge of such Obligor, there is no Material violation by any Person of any right of such Obligor or any Subsidiary of the Company with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by such Obligor or any Subsidiary of the Company.

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Section 5.12.  Compliance with ERISA.  (a) Such Obligor and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither such Obligor nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA (other than claims for benefits in the ordinary course or PBGC premiums required by Title IV of the ERISA) or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by such Obligor or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, Properties or assets of such Obligor or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)  The present value of the aggregate benefit liabilities under each of such Obligor’s Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $5,000,000 in the case of any single Plan and by more than $5,000,000 in the aggregate for all Plans.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)  Such Obligor and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)  The expected post retirement benefit obligation (determined as of the last day of such Obligor’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of such Obligor and the Subsidiaries of the Company is not Material.

(e)  The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not result in any transaction that is subject to the prohibitions of section 406 of ERISA or section 4975(c)(1)(A)-(D) of the Code, in either case, for which there is no available exemption.  The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.13.  Private Offering by the Company.  Neither the Company nor the Guarantor nor anyone acting on its respective behalf has offered the Notes, the Guaranty or any similar Securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 30 other Institutional Investors, each of which has been offered the Notes at a private sale for

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investment.  Neither the Company nor the Guarantor nor anyone acting on its respective behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14.  Use of Proceeds; Margin Regulations.  The Company will apply the proceeds of the sale of the Notes as set forth in the “Use of Proceeds” section of the Executive Summary portion of the Memorandum.  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve any Obligor in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute any of the consolidated assets of any Obligor or any Subsidiaries of the Company and neither Obligor has any present intention to acquire margin stock. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.  Existing Indebtedness; Future Liens.  (a) Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of each Obligor and each Subsidiary of the Company as of the date of the Closing (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any).  Neither Obligor nor any Subsidiary of the Company is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of such Obligor or such Subsidiary of the Company and no event or condition exists with respect to any Indebtedness of such Obligor or any Subsidiary of the Company that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)  Except as disclosed in Schedule 5.15, neither Obligor nor any Subsidiary of the Company has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.3.

(c)  Neither Obligor nor any Subsidiary of the Company is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of such Obligor or such Subsidiary of the Company, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of such Obligor or any Subsidiary of the Company, except as specifically indicated in Schedule 5.15.

Section 5.16.  Foreign Assets Control Regulations, Etc.  (a) Neither the sale of the Notes by the Company nor the issuance, execution and delivery of the Guaranty by the Guarantor nor the Company’s use of the proceeds from the issuance of the Notes will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States

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Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)  Neither such Obligor nor any Subsidiary of the Company (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person.  Each Obligor and the Subsidiaries of the Company are in compliance, in all material respects, with the USA Patriot Act.

(c)  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

Section 5.17.  Status under Certain Statutes.  Neither Obligor nor any Subsidiary of the Company is subject to regulation under the Investment Company Act of 1940, as amended, or the ICC Termination Act of 1995, as amended.

Section 5.18.  Notes Rank Pari Passu.  The obligations of the Company under this Agreement and the Notes rank at least pari passu in right of payment with all other senior unsecured Indebtedness (actual or contingent) of the Company, including, without limitation, all senior unsecured Indebtedness of the Company described in Schedule 5.15 hereto.  The obligations of the Guarantor under the Guaranty rank at least pari passu in right of payment with all other senior unsecured Indebtedness (actual or contingent) of the Guarantor, including, without limitation, all senior unsecured Indebtedness of the Guarantor described in Schedule 5.15 hereto.

Section 5.19.  Environmental Matters.  (a) Neither Obligor nor any Subsidiary of the Company has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against such Obligor or any of the Subsidiaries of the Company or any of their respective real Properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)  Neither Obligor nor any Subsidiary of the Company has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real Properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c)  Neither Obligor nor any Subsidiary of the Company has stored any Hazardous Material on real Properties now or formerly owned, leased or operated by any of them or has

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disposed of any Hazardous Material in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

(d)  All buildings on all real Properties now owned, leased or operated by any Obligor or any Subsidiary of the Company are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Section 6.	Representations of the Purchasers.

Section 6.1.  Purchase for Investment.  Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof; provided that the disposition of such Purchaser’s or their Property shall at all times be within such Purchaser’s or their control.  Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2.  Source of Funds.  Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

 (a)  the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed ten percent (10%) of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

    (b)  the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

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    (c)  the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1, or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as have been disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

    (d)  the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, as of the last day of its most recent calendar quarter, the QPAM does not own a 10% or more interest in the Company and no Person controlling or controlled by the QPAM (applying the definition of “control” in section V(e) of the QPAM Exemption) owns a 20% or more interest in the Company (or less than 20% but greater than 10%, if such Person exercises control over the management or policies of the Company by reason of its ownership interest) and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e)  the Source constitutes assets of a “plan(s)” (within the meaning of section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)  the Source is a governmental plan; or

(g)  the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)  the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

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As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 7.	Information as to the Obligor.

Section 7.1.  Financial and Business Information. Each Obligor shall deliver to each holder of Notes that is an Institutional Investor:

(a)  Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of such Obligor (other than the last quarterly fiscal period of each such fiscal year), copies of:

(i)  a consolidated balance sheet of such Obligor and its Subsidiaries as at the end of such quarter, and

(ii)  consolidated statements of income and cash flows of such Obligor and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer of such Obligor as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; provided that delivery within the time period specified above of copies of such Obligor’s Form 10-Q, if any, prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a); provided, further, that such Obligor shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web and shall have given each Purchaser prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

(b)  Annual Statements — within 105 days after the end of each fiscal year of such Obligor, copies of,

(i)  a consolidated balance sheet of such Obligor and its Subsidiaries, as at the end of such year, and

(ii)  consolidated statements of income, changes in shareholders’ equity and cash flows of such Obligor and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which

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opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and, if such Obligor is a reporting company under the Exchange Act, that the examination of such accountants in connection with such financial statements has been made in accordance with the standards of the Public Company Accounting Oversight Board (United States), and that such audit provides a reasonable basis for such opinion in the circumstances; provided that the delivery within the time period specified above of such Obligor’s Form 10-K, if any, for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b); provided, further, that such Obligor shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;

(c)  SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by such Obligor or any Subsidiary of the Company to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability or to its public securities holders generally) and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by such Obligor or any Subsidiary to the public concerning developments that are Material;

(d)  Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 12(f), a written notice specifying the nature and period of existence thereof and what action the Company or the Guarantor, as the case may be, is taking or proposes to take with respect thereto;

(e)  ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or the Guarantor, as the case may be, or an ERISA Affiliate proposes to take with respect thereto:

(i)  with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)  the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the

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termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)  any event, transaction or condition that could result in the incurrence of any liability by the Company or the Guarantor, as the case may be, or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, Properties or assets of the Company or the Guarantor, as the case may be, or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f)  Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or the Guarantor, as the case may be, or any Subsidiary of the Company from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g)  ACC Communications – promptly, and in any event within 30 days of receipt thereof copies of any Material communication to the Company or the Guarantor, as the case may be, or any Subsidiary of the Company from the ACC or any Material filing by the Company or the Guarantor, as the case may be, or such Subsidiary with the ACC relating to any matter that could reasonably be expected to cause or constitute a Material Adverse Effect; and

(h)  Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or Properties of the Company or the Guarantor, as the case may be, or any of the Subsidiaries of the Company (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of such Obligor to perform its obligations hereunder and in the case of the Company, under the Notes as from time to time may be reasonably requested by any such holder of Notes.

Section 7.2.  Officer’s Certificate.  Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer of the Obligor delivering such financial statements setting forth (which, in the case of Electronic Delivery of such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes):

(a)  Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Obligor was in compliance with the requirements of Section 10.4 and Section 10.5, if applicable, during the quarterly or annual period covered by the statements then being furnished (including with respect to

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each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b)  Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of such Obligor from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of such Obligor or any Subsidiary of the Company to comply with any Environmental Law), specifying the nature and period of existence thereof and what action such Obligor shall have taken or proposes to take with respect thereto.

Section 7.3.  Visitation.  Each Obligor shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a)  No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to such Obligor, to visit the principal executive office of such Obligor, to discuss the affairs, finances and accounts of such Obligor and the Subsidiaries of the Company and with such Obligor’s officers, and (with the consent of such Obligor, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of such Obligor, which consent will not be unreasonably withheld) to visit the other offices and Properties of such Obligor and each Subsidiary of such Obligor, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)  Default — if a Default or Event of Default then exists, at the expense of such Obligor, to visit and inspect any of the offices or Properties of such Obligor or any Subsidiary of the Company, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision such Obligor authorizes said accountants to discuss the affairs, finances and accounts of such Obligor and the Subsidiaries of the Company), all at such times and as often as may be requested.

Section 8.	Prepayment of the Notes.

Section 8.1.  Maturity. As provided therein, the entire unpaid principal balance of the Notes shall be due and payable on the stated maturity date thereof.

Section 8.2.  Optional Prepayments with Make-Whole Amount.  The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes of any series, in an amount not less than 10% of the aggregate principal amount of the

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Notes of such series then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  The Company will give each holder of Notes of the series to be prepaid written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes of the series to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes of the series to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3.  Allocation of Partial Prepayments.  In the case of each partial prepayment of the Notes of any series pursuant to Section 8.2, the principal amount of the Notes of such series to be prepaid shall be allocated among all of the Notes of such series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.  All partial prepayments made pursuant to Section 8.5 shall be applied only to the Notes of the holders who have elected to participate in such prepayment.

Section 8.4.  Maturity; Surrender, Etc.  In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5.  Change of Control.  Promptly, and in any event within five (5) Business Days after the occurrence of a Change of Control, the Company will give written notice thereof to each Noteholder (each such notice, a “Change of Control Notice”), which notice shall (a) refer specifically to this Section 8.5 and describe such Change of Control in reasonable detail, (b) specify the date on which the Company shall prepay the Notes (the “Change of Control Prepayment Date”), which date shall be not less than forty-five (45) days and not more than sixty (60) days after the date of the giving of such Change of Control Notice and the date by which the holders of the Notes must respond accepting or declining the Company’s offer to prepay the Notes pursuant to this Section 8.5 (the “Response Date”), and (c) offer to prepay all Notes at 100% of the unpaid principal amount of such Notes, together with interest accrued thereon to the Change of Control Prepayment Date, but without Make-Whole Amount or other

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premium.  Each Noteholder shall notify the Company of such Noteholder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company no later than the Response Date, and the Company shall on the Change of Control Prepayment Date prepay all of the Notes held by each Noteholder who has accepted such offer in accordance with this Section 8.5 at a price in respect of each Note held by such Noteholder equal to 100% of the unpaid principal amount of such Note, together with interest accrued thereon to the Change of Control Prepayment Date, but without Make-Whole Amount or other premium.  The failure by any Noteholder for any reason whatsoever to respond to such offer in writing on or before the Response Date shall be deemed to be an rejection of such offer of prepayment in respect of such Change of Control.

Section 8.6.  Purchase of Notes.  The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes.  The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.7.  Make-Whole Amount.  The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, .50% (50 basis points) over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury Securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as

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of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury Securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury Security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury Security with the maturity closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 9.	Affirmative Covenants.

Each Obligor covenants that so long as any of the Notes are outstanding:

Section 9.1.  Compliance with Law.  Such Obligor will and the Company will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective Properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or

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failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2.  Insurance.  Such Obligor will and the Company will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective Properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3.  Maintenance of Properties.  Such Obligor will and the Company will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective Properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided that this Section 9.3 shall not prevent such Obligor or any Subsidiary from discontinuing the operation and the maintenance of any of its Properties if such discontinuance is desirable in the conduct of its business and such Obligor has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.  Payment of Taxes and Claims.  Such Obligor will and the Company will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their Properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on Properties or assets of such Obligor and in the case of the Company, any of its Subsidiaries; provided that neither such Obligor nor any such Subsidiary need pay any such tax, assessment, charge, levy or claim if (a) the amount, applicability or validity thereof is contested by such Obligor or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and such Obligor or such Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of such Obligor or such Subsidiary or (b) the nonpayment of all such taxes, assessments, changes, levies and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 9.5.  Legal Existence, Etc.  Subject to Section 10.2, such Obligor will at all times preserve and keep in full force and effect its legal existence and the Company will at all times preserve and keep in full force and effect the legal existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary of the Company) and all rights and franchises of such Obligor and in the case of the Company its Subsidiaries unless, in the good faith judgment of such Obligor, the termination of or failure to preserve and keep in full force and effect such legal existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

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Section 9.6.  Notes to Rank Pari Passu.  The Notes and all other obligations under this Agreement of the Company are and at all times shall rank at least pari passu in right of payment with all other present and future unsecured Indebtedness (actual or contingent) of the Company which is not expressed to be subordinate or junior in rank to any other unsecured Indebtedness of the Company.  The obligations under the Guaranty of the Guarantor are and at all times shall rank at least pari passu in right of payment with all other present and future unsecured Indebtedness (actual or contingent) of the Guarantor which is not expressed to be subordinate or junior in rank to any other unsecured Indebtedness of the Guarantor.

Section 9.7.  Books and Records.  Each Obligor will, and in the case of the Company, will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Obligor, or such Subsidiary, as the case may be.

Section 9.8.  Corporate Separateness.  The Guarantor shall at all times maintain its separate existence and, specifically, shall conduct its affairs in accordance with the following:

(a)  the Guarantor shall:  (i) maintain and prepare separate financial reports and financial statements in accordance with GAAP, showing its assets and liabilities separate and apart from those of any other Person other than its Subsidiaries, and will not have its assets listed on the financial statement of any other Person (provided, that the Guarantor’s assets may be included in a consolidated financial statement of a Person of which the Guarantor is a Subsidiary, if inclusion on such consolidated financial statement is required to comply with the requirements of GAAP); (ii) maintain its books, records and bank accounts separate from those of its Affiliates and any other Person other than its Subsidiaries; and (iii) not permit any of its Affiliates independent access to its bank accounts;

(b)  the Guarantor shall not commingle or pool any of its funds or other assets with those of any of its Affiliates or any other Person other than its Subsidiaries, and it shall hold all of its assets in its own name;

(c)  the Guarantor shall conduct its own business in its own name and shall not operate, or purport to operate, collectively as a single or consolidated business entity with respect to any Person other than its Subsidiaries;

(d)  the Guarantor shall, insofar as is consistent with commercial and business circumstances affecting its business and financial condition, remain solvent and pay its own debts, liabilities and expenses (including overhead expenses, if any) only out of its own assets as the same shall become due;

(e)  the Guarantor has done, or caused to be done, and shall do, all things necessary to observe all corporate formalities and other organizational formalities of the jurisdiction in which it is organized, and preserve its existence;

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(f)  the Guarantor shall, to the extent it utilizes stationery, invoices and checks, maintain and utilize separate stationery, invoices and checks bearing its own name;

(g)  the Guarantor shall, at all times, hold itself out to the public as a legal entity separate and distinct from any other Person other than its Subsidiaries and shall correct any known misunderstanding regarding its separate identity;

(h)  the Guarantor shall not identify itself as a division of any other Person;

(i)  the Guarantor shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person other than its Subsidiaries;

(j)  the Guarantor shall not use its separate existence to abuse creditors or to perpetrate a fraud, injury, or injustice on creditors in violation of applicable law;

(k)  the Guarantor shall not, in connection with this Agreement or the Notes, act with an intent to hinder, delay, or defraud any of its creditors in violation of applicable law; and

(l)  the Guarantor shall not pledge its assets for the benefit of any Person, except as permitted by this Agreement.

Section 10.	Negative Covenants.

Each Obligor covenants that so long as any of the Notes are outstanding:

Section 10.1.  Transactions with Affiliates.  Such Obligor shall not and the Company shall not permit any of its Subsidiaries to enter into directly or indirectly any transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of Properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Obligor or such Subsidiary, as the case may be, than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate; provided that the foregoing shall not prohibit (a) shared corporate or administrative services and staffing with Affiliates, including without limitation accounting, legal, human resources and treasury operations, provided on customary terms for similarly situated companies and otherwise as set forth above or on a fully allocated cost basis and (b) transactions conducted in a manner required by applicable law, rule or regulation.

Section 10.2.  Merger, Consolidation, etc.  (a) Such Obligor shall not consolidate with or merge with any other Person or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person, and the Guarantor shall not sell or otherwise transfer any shares of the stock (or any options or warrants to purchase stock or other Securities exchangeable for or convertible into stock) of the Company to any Person unless:

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(i)  the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of such Obligor as an entirety or the transferee of such shares of stock, as the case may be (any such Person in relation to any such transaction involving the Company, a “Company Successor” and any such Person in relation to any such transaction involving the Guarantor, a “Guarantor Successor”), shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia);

(ii)  if any Company Successor or Guarantor Successor is not such Obligor, such Company Successor or Guarantor Successor, as the case may be, (i) shall have executed and delivered to each Noteholder its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (ii) shall have caused to be delivered to each Noteholder an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

(iii)  immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(iv)  in the case of any Company Successor, immediately after giving effect to such transaction, such Company Successor would be permitted by the provisions of Section 10.5, as if such Section 10.5 applied to such Company Successor, to incur at least $1.00 of additional Indebtedness owing to a Person other than a Subsidiary of such Obligor;

provided, that this Section 10.2(a) shall not apply to the consolidation or merger of a Wholly-owned Subsidiary of the Company into the Company.

(b)  No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor Person that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement or the Notes, or the Guarantor from its obligations hereunder, except that the Guarantor shall be released from its obligations hereunder if, in the case of any such transaction that is permitted by Section 10.2(a), the Company Successor or Guarantor Successor, as the case may be, shall have (i) executed and delivered to each Noteholder its assumption of the due and punctual performance and observance of the obligations of the Guarantor under this Agreement, and (ii) caused to be delivered to each Noteholder an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof.

Section 10.3.  Liens.  Such Obligor shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening

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of a contingency or otherwise) any Lien (other than Permitted Liens) securing Indebtedness for borrowed money on or with respect to any Property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of such Obligor or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom or assign or otherwise convey any right to receive income or profits (unless it makes, or causes to be made, effective provision whereby the Notes will be equally and ratably secured with any and all other Indebtedness thereby secured so long as such other Indebtedness shall be so secured, such security to be pursuant to an agreement reasonably satisfactory to the Required Holders and, in any such case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such Property).

Section 10.4.  Restricted Payments.  The Company shall not at any time, declare or make, or incur any liability to declare or make, any Restricted Payment unless:

(a)  such Restricted Payment would not violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company;

(b)  immediately after giving effect to such action no Default or Event of Default would exist; and

(c)  immediately after giving effect to such action the Company and its Subsidiaries would be permitted by the provisions of Section 10.5 to incur at least $1.00 of additional Indebtedness owing to a Person other than a Subsidiary of the Company.

Section 10.5.  Incurrence of Indebtedness.  (a) The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, or otherwise become directly or indirectly liable with respect to, any Indebtedness, unless on the date the Company or such Subsidiary becomes liable with respect to any such Indebtedness and immediately after giving effect thereto and the concurrent retirement of any other Indebtedness:

(i)  no Default or Event of Default exists;

(ii)  the ratio of Consolidated Long Term Debt to Consolidated Total Capitalization does not exceed 0.65 to 1.00; and

(iii)  the Interest Coverage Ratio for the period of four consecutive fiscal quarters ending on such date is not less than 2.50 to 1.00;

provided, nothing in this Section 10.5(a) shall prevent the Company or its Subsidiaries from creating, incurring, assuming, guaranteeing, or otherwise becoming directly or indirectly liable with respect to Current Debt and Permitted Reimbursement Obligations in an aggregate amount not to exceed $5,000,000 or such greater amount as would be permitted in accordance with clauses (ii) and (iii) of this Section 10.5(a); and provided, further, that nothing in this Section 10.5(a) shall prevent any extension, renewal or refinancing of any Indebtedness of the Company or its Subsidiaries, provided that the principal amount of such Indebtedness

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outstanding immediately before giving effect to such extension, renewal or refunding is not increased and no Default or Event of Default exists at the time of such extension, renewal or refunding.

(b)  The Company will not permit any Subsidiary to create, issue, assume, guarantee or otherwise incur or in any manner become liable in respect of any Indebtedness unless (i) such Indebtedness is created, incurred, assumed, guaranteed or such Subsidiary becomes liable with respect to such Indebtedness within the limitations of Section 10.5(a) and (ii) after giving effect to the creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof, the aggregate amount of all Indebtedness of the Company’s Subsidiaries would not exceed 10% of Consolidated Total Assets.

(c)  For the purposes of this Section 10.5:

(i)  any Person becoming a Subsidiary after the date hereof shall be deemed, at the time it becomes a Subsidiary, to have incurred all of its then outstanding Indebtedness and pro forma effect shall be given to the earnings of such Person; and

(ii)  upon the creation, incurrence or assumption of any Indebtedness, any other Indebtedness shall be deemed to be retired concurrently with such action if (A) such other Indebtedness is retired with the proceeds of such Indebtedness and (B) such other Indebtedness is retired within 60 days of such action.

Section 10.6.  Line of Business.  The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum.

Section 10.7.  Terrorism Sanctions Regulations.  The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

Section 11.	Guaranty.

Section 11.1.  The Guaranty.  The Guarantor hereby guarantees to each Purchaser and their respective successors and assigns the prompt payment in full when expressed to be due (whether at stated maturity, upon acceleration or optional prepayment or otherwise) of the principal of, Make-Whole Amount, if any, and interest on any Notes at any time and from time to time outstanding and all other amounts from time to time owing by the Company hereunder (including interest on any past-due principal, interest or any other amount), in each case strictly in accordance with the express terms hereof (such obligations of the Company being herein collectively called the “ElecCo Guaranteed Obligations”).

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In addition, the Guarantor hereby further agrees, as an independent obligation, that, if the Company fails to pay in full when expressed to be due (whether at stated maturity, upon acceleration or optional prepayment or otherwise) any of the ElecCo Guaranteed Obligations strictly in accordance with the express terms hereof, the Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the ElecCo Guaranteed Obligations, the same will be paid in full when expressed to be due (whether at stated maturity, upon acceleration or optional prepayment or otherwise) in accordance with the terms of such extension or renewal.

Section 11.2.  Obligations Unconditional.  The obligations of the Guarantor under Section 11.1 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Company hereunder or under any other agreement or instrument referred to herein and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 11.2 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.  Without limiting the generality of the foregoing, the occurrence of one or more of the following shall not preclude the exercise by the Purchasers of any right, remedy or power hereunder or alter or impair the liability of the Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)  at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the ElecCo Guaranteed Obligations shall be extended, waived or renewed, or the Company shall be released from any of the ElecCo Guaranteed Obligations, or any of the ElecCo Guaranteed Obligations shall be subordinated in right of payment to any other liability of the Company;

(b)  any of the acts mentioned herein or any agreement or instrument referred to herein or otherwise in connection with the ElecCo Guaranteed Obligations shall be done or omitted;

(c)  any of the ElecCo Guaranteed Obligations shall be accelerated or otherwise become due prior to their stated maturity, or any of the ElecCo Guaranteed Obligations shall be amended, supplemented, restated or otherwise modified in any respect, or any right hereunder or under any agreement or instrument referred to herein or otherwise in connection with the ElecCo Guaranteed Obligations shall be waived, or any other guarantee of any of the ElecCo Guaranteed Obligations or any security therefor shall be released, substituted or exchanged in whole or in part or otherwise dealt with;

(d)  the Company or any other guarantor or obligor in respect of any of the ElecCo Guaranteed Obligations (i) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (ii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iii) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation,

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(iv) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, (v) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets, or (vi) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i), (ii), (iii), (iv) or (v) above (any proceeding referred to in this paragraph is herein referred to as an “Insolvency Proceeding”);

(e)  this Agreement or any agreement or instrument referred to herein shall be rejected (including pursuant to Section 365 of the United States Bankruptcy Code, as amended) by an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for the Company or for all or substantially all of the Company’s assets in any Insolvency Proceeding;

(f)  the occurrence of any Default or Event of Default hereunder or the occurrence of any similar event (howsoever described) under any agreement or instrument referred to herein;

(g)  except as otherwise provided in Section 10.2(b), any consolidation or amalgamation of the Company with, any merger of the Company with or into, or any transfer by the Company of all or substantially all of the Company’s assets to, another Person, any change in the legal or beneficial ownership of ownership interests issued by the Company, or any other change whatsoever in the objects, capital structure, constitution or business of the Company;

(h)  any delay, failure or inability of the Company or any other guarantor or obligor in respect of any of the ElecCo Guaranteed Obligations to perform, willful or otherwise, any provision hereunder or any agreement or instrument referred to herein or otherwise in connection with the ElecCo Guaranteed Obligations;

(i)  the failure or breach of any representation or warranty (whether written or oral) made by the Company or any other Person herein or any agreement or instrument referred to herein or otherwise in connection with the ElecCo Guaranteed Obligations; or any event or circumstance constituting fraud in the inducement or any other similar event or circumstance;

(j)  any action or failure to act by any Purchaser that adversely affects the Guarantor’s right of subrogation arising by reason of any performance by the Guarantor of its obligations under this Section 11;

(k)  any suit or other action brought by, or any judgment in favor of, any beneficiaries or creditors of, the Company or any other Person for any reason whatsoever, including any suit or action in any way disaffirming, repudiating, rejecting or otherwise calling into question any issue; matter or thing in respect of this Agreement or any

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agreement or instrument referred to herein or otherwise in connection with the ElecCo Guaranteed Obligations;

(l)  any lack or limitation of status or of power, incapacity or disability of the Company or any other guarantor or obligor in respect of any of the ElecCo Guaranteed Obligations; or

(m)  any change in the laws, rules or regulations of any jurisdiction, or any present or future action or order of any Governmental Authority, amending, varying or otherwise affecting the validity or enforceability of any of the ElecCo Guaranteed Obligations or the obligations of any other guarantor or obligor in respect of any of the ElecCo Guaranteed Obligations.

The Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Purchasers exhaust any right, power or remedy (including filing any proof of claim relating to the ElecCo Guaranteed Obligations in any Insolvency Proceeding) or proceed against the Company under this Agreement or any agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the ElecCo Guaranteed Obligations, it being understood that this Section 11 is a guarantee of payment and not just collection.

Section 11.3.  Subrogation.  The Guarantor hereby agrees that until the payment and satisfaction in full of all ElecCo Guaranteed Obligations it shall not exercise any right or remedy (including the filing of any proof of claim in any Insolvency Proceeding) against the Company or any other guarantor or obligor in respect of any of the ElecCo Guaranteed Obligations or any security therefor arising by reason of any performance by the Guarantor of its obligations under this Section 11, whether by subrogation or otherwise.  In the event that, prior to the payment and satisfaction in full of all ElecCo Guaranteed Obligations, any amount is received by the Guarantor from the Company in respect of the performance by the Guarantor of its obligations under Section 11.1, whether by subrogation or otherwise, the Guarantor will promptly following receipt thereof pay such amount to the Noteholders (to each Noteholder in proportion, as nearly as practicable, to the unpaid principal amount of Notes held by such Noteholder), for application to any ElecCo Guaranteed Obligations then owing, whether matured or unmatured.

Section 11.4.  Reinstatement.  The obligations of the Guarantor under this Section 11 shall be automatically reinstated if and to the fullest extent that for any reason any payment by or on behalf of the Company in respect of the ElecCo Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the ElecCo Guaranteed Obligations, whether as a result of any Insolvency Proceeding or otherwise, all as though such payment had not been made, and the Guarantor agrees that it will indemnify each Noteholder on demand for all reasonable costs and expenses (including the reasonable fees and disbursements of counsel) incurred by such Purchaser in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

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Section 11.5.  Remedies Unaffected.  The Guarantor agrees that, as between the Guarantor and the Purchasers the ElecCo Guaranteed Obligations may be declared to be forthwith due and payable as provided herein (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 13.1(a)) for purposes of Section 11.1, notwithstanding any stay (including under the United States Bankruptcy Code, as amended), injunction or other prohibition preventing the same as against the Company, and that, in such event, the ElecCo Guaranteed Obligations (whether or not due and payable by the Company) shall forthwith become due and payable by the Guarantor for purposes of Section 11.1.

Section 11.6.  Continuing Guarantee; Liability in Respect of Successor.  (a) The guarantee in this Section 11 is a continuing guarantee, and shall apply to all ElecCo Guaranteed Obligations whenever arising.

(b)  In the event that the Company shall consolidate or amalgamate with, or merge with or into, or transfer all or substantially all its assets to, another Person, except as otherwise provided in Section 10.2(b), the Guarantor will continue to be obligated hereunder in respect of the ElecCo Guaranteed Obligations, whether or not the ElecCo Guaranteed Obligations are assumed by such Person, and each reference herein to the Company shall thereafter instead be a reference to such Person.

Section 11.7.  Termination of Guaranty.  (a) Notwithstanding any other provision hereof, the Guarantor shall be released and discharged from all of its obligations arising under this Agreement, including its obligations arising under the Guaranty, on the Guaranty Termination Date. From and after the Guaranty Termination Date, all references to an Obligor shall not include the Guarantor and references to the Guarantor shall be disregarded.  The “Guaranty Termination Date” shall mean the date that the Company delivers a certificate of a Responsible Officer to each Purchaser stating that: (i) the Guarantor has been, or will, concurrently with the release and discharge of the Guaranty, be, released and discharged as an obligor and guarantor under and in respect of all Indebtedness of the Company, including, without limitation, Indebtedness outstanding pursuant to the 2003 Note Agreement and the 2006 Credit Agreement, (ii) at least one Rating Agency shall have rated the Notes, on the basis of the Company’s credit without the benefit of the Guaranty, and the majority of the then outstanding and in effect ratings of the Notes, on the basis of the Company’s credit without the benefit of the Guaranty, issued by the Rating Agencies shall be Note Investment Grade Ratings and (iii) no Default or Event of Default exists immediately prior to such release and discharge and no Default or Event of Default would exist immediately after giving effect thereto; provided that the Guaranty Termination Date shall not be deemed to have occurred if any statement in such certificate proves to be false or incorrect on the date made; and provided further that the Guarantor shall execute a written agreement in favor of the holders of the Notes pursuant to which the Guarantor shall agree that if, for any reason whatsoever, it thereafter becomes an obligor or guarantor under and in respect of any Indebtedness of the Company, including, without limitation, the 2003 Note Agreement and the 2006 Credit Agreement, then the Guarantor shall contemporaneously provide written notice thereof to the holders of the Notes accompanied by an executed Guaranty of the Guarantor.

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(b)  The Obligors agree that they will not, nor will they permit any Subsidiary or Affiliate to, directly or indirectly, pay or cause to be paid any consideration or remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any creditor of the Company or of the Guarantor as consideration for or as an inducement to the entering into by any such creditor of any release or discharge of the Guarantor with respect to its liability as an obligor or guarantor under or in respect of Indebtedness of the Company, unless such consideration or remuneration is concurrently paid, on the same terms, ratably to the Noteholders of all of the Notes then outstanding.

Section 12.	Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)  the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)  the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)  any Obligor defaults in the performance of or compliance with any term contained in Section 7.1(d), 8.5, 9.5 or Sections 10.1 through 10.5 (inclusive); or

(d)  any Obligor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 12(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer of such Obligor obtaining actual knowledge of such default and (ii) any Obligor receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 12(d)); or

(e)  any representation or warranty made in writing by or on behalf of any Obligor or by any officer of any Obligor in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)  (i) any Obligor or any Subsidiary of the Company is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, or (ii) any Obligor or any Subsidiary of the Company is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and

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payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (1) any Obligor or any Subsidiary of the Company has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $10,000,000 or (2) one or more Persons have the right to require any Obligor or any Subsidiary of the Company so to purchase or repay such Indebtedness; or

(g)  any Obligor or any Subsidiary of the Company (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its Property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)  a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by any Obligor or any Subsidiary of the Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its Property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Obligor or any Subsidiary of the Company, or any such petition shall be filed against any Obligor or any Subsidiary of the Company, and such petition shall not be dismissed within 60 days; or

(i)  a final judgment or judgments for the payment of money aggregating in excess of $10,000,000 is or are rendered against one or more of any Obligor or any Subsidiary of the Company, and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j)  if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Obligor or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $30,000,000, (iv) any Obligor or any ERISA

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Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) any Obligor or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) any Obligor or any Subsidiary of the Company establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of any Obligor or any Subsidiary of the Company thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(k)  the Guaranty shall cease to be in full force and effect for any reason whatsoever, including, without limitation, a determination by any Governmental Authority that the Guaranty is invalid, void or unenforceable or the Guarantor shall contest or deny in writing the validity or enforceability of any of its obligations under the Guaranty, provided that the termination of the Guaranty in accordance with and by reason of the provisions of Section 11.7 shall in no event be deemed or construed to constitute a Default or Event of Default.

As used in Section 12(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 13.	Remedies on Default, Etc.

Section 13.1.  Acceleration.  (a) If an Event of Default with respect to any Obligor described in Section 12(g) or (h) (other than an Event of Default described in clause (i) of Section 12(g) or described in clause (vi) of Section 12(g) by virtue of the fact that such clause encompasses clause (i) of Section 12(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)  If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)  If any Event of Default described in Section 12(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 13.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (i) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (ii) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free

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from repayment by the Company (except as herein specifically provided for), and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 13.2.  Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 13.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 13.3.  Rescission.  At any time after any Notes have been declared due and payable pursuant to Section 13.1(b) or (c), the holders of not less than 55% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 13.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 13.4.  No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 16, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 13, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 14.	Registration; Exchange; Substitution of Notes.

Section 14.1.  Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  Prior to due presentment for

UNS Electric, Inc.	Note Purchase Agreement

registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 14.2.  Transfer and Exchange of Notes.  Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 19(iii)) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same series in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1-A or Exhibit 1-B, as applicable.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $100,000; provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 14.3.  Replacement of Notes.  Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 19(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)  in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

UNS Electric, Inc.	Note Purchase Agreement

(b)  in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 15.	Payments on Notes.

Section 15.1.  Place of Payment.  Subject to Section 15.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Wells Fargo Bank, N.A. in such jurisdiction.  The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 15.2.  Home Office Payment.  So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1.  Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14.2.  The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 15.2.

Section 16.	Expenses, Etc.

Section 16.1.  Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal

UNS Electric, Inc.	Note Purchase Agreement

investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of any Obligor or any Subsidiary of the Company or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes.  The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

Section 16.2.  Survival.  The obligations of the Company under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

Section 17.	Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of any Obligor pursuant to this Agreement shall be deemed representations and warranties of such Obligor under this Agreement.  Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 18.	Amendment and Waiver.

Section 18.1.  Requirements.  This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Obligors and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 22 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 13 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount, if any, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Section 8, 12(a), 12(b), 13, 18 or 21.

Section 18.2.  Solicitation of Holders of Notes.

(a)  Solicitation.  The Company will provide each holder of the Notes (irrespective of the amount or series of Notes then owned by it) with sufficient information, sufficiently far in

UNS Electric, Inc.	Note Purchase Agreement

advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)  Payment.  No Obligor will directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

(c)  Consent in Contemplation of Transfer.  Any consent made pursuant to this Section 18.2 by the holder of any Note that has transferred or has agreed to transfer such Note to any Obligor, any Subsidiary of the Company or any Affiliate of any Obligor and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.

Section 18.3.  Binding Effect, Etc.  Any amendment or waiver consented to as provided in this Section 18 applies equally to all holders of each series of Notes and is binding upon them and upon each future holder of any Note and upon the Obligors without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between any Obligor and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.  As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 18.4.  Notes Held by Any Obligor, Etc.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by any Obligor or any of its respective Affiliates shall be deemed not to be outstanding.

UNS Electric, Inc.	Note Purchase Agreement

Section 19.	Notices.

All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)  if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)  if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)  if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing, or

(iv)  if to the Guarantor at UniSource Energy Services, Inc., One South Church Avenue, Suite 1820, Tucson, Arizona 85701 to the attention of the Chief Financial Officer or at such other address as the Guarantor shall have specified to each Noteholder in writing.

Notices under this Section 19 will be deemed given only when actually received.

Section 20.	Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced.  The Obligors agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 20 shall not prohibit any Obligor or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

UNS Electric, Inc.	Note Purchase Agreement

Section 21.	Confidential Information.

For the purposes of this Section 21, “Confidential Information” means information delivered to any Purchaser by or on behalf of any Obligor or any Subsidiary of the Company in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of such Obligor or such Subsidiary; provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by any Obligor or any Subsidiary of the Company or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser; provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and Affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Obligors embodying the provisions of this Section 21.

Section 22.	Substitution of Purchaser.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which

UNS Electric, Inc.	Note Purchase Agreement

notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 22) shall be deemed to refer to such Affiliate in lieu of such original Purchaser.  In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 22) shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 23.	Miscellaneous.

Section 23.1.  Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 23.2.  Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount, if any, or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 23.3.  Accounting Terms.  All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (a) all computations made pursuant to this Agreement shall be made in accordance with GAAP and (b) all financial statements shall be prepared in accordance with GAAP.

Section 23.4.  Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 23.5.  Construction, Etc.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision

UNS Electric, Inc.	Note Purchase Agreement

herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 23.6.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 23.7.  Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 23.8.  Jurisdiction and Process; Waiver of Jury Trial. (a) The Obligors irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes.  To the fullest extent permitted by applicable law, the Obligors irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that such Obligor is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)  The Obligors consent to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 23.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 19 or at such other address of which such holder shall then have been notified pursuant to said Section.  The Obligors agree that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)  Nothing in this Section 23.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against any Obligor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

UNS Electric, Inc.	Note Purchase Agreement

(d)  The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

*     *     *     *     *

UNS Electric, Inc.	Note Purchase Agreement

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement among you, the Company and the Guarantor.

Very truly yours,

UNS Electric, Inc.

By	/s/ Kevin P. Larson
	Name:	Kevin P. Larson
	Title:	Vice President and Treasurer

UniSource Energy Services, Inc.

By	/s/ Kevin P. Larson
	Name:	Kevin P. Larson
	Title:	Vice President and Treasurer

This Agreement is hereby accepted and agreed to as of the date thereof.

CoBank, ACB

By	/s/ Brent R. Knight
	Name:	Brent R. Knight
	Title:	Vice President

This Agreement is hereby accepted and agreed to as of the date thereof.

Great-West Life & Annuity Insurance Company

By	/s/ J.G. Lowery
	Name:	J.G. Lowery
	Title:	Assistant Vice President, Investments, GWL&A

By	/s/ E.A. Hampton
	Name:	E.A. Hampton
	Title:	Vice President, Investments, GWL&A

This Agreement is hereby accepted and agreed to as of the date thereof.

Hartford Life Insurance Company

By: Hartford Investment Management Company
Its: Agent and Attorney-in-Fact

By	/s/ Matthew J. Poznar
	Name:	Matthew J. Poznar
	Title:	Senior Vice President

This Agreement is hereby accepted and agreed to as of the date thereof.

John Hancock Life Insurance Company

By	/s/ John C.S. Anderson
	Name:	John C.S. Anderson
	Title:	Senior Managing Director

John Hancock Variable Life Insurance Company

By	/s/ John C.S. Anderson
	Name:	John C.S. Anderson
	Title:	Authorized Signatory

John Hancock Life Insurance Company (U.S.A.)

By	/s/ John C.S. Anderson
	Name:	John C.S. Anderson
	Title:	Authorized Signatory

JPMorgan Chase Bank, not individually
but solely in its capacity as Directed Trustee
of the SBC Master Pension Trust

By	/s/ Amy L. Schneeberger
	Name:	Amy L. Schneeberger
	Title:	Vice President

Metropolitan Life Insurance Company of Connecticut
By: Metropolitan Life Insurance Company,
its Investment Manager

By	/s/ John A. Tanyeri
	Name:	John A. Tanyeri
	Title:	Director

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“ACC” means the Arizona Corporation Commission.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of any Obligor or any Subsidiary or any corporation of which any Obligor and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of an Obligor.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended.

“Business Day” means (a) for the purposes of Section 8.7 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Tucson, Arizona are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Change of Control” means any of the following events or circumstances:

(a)  the failure of UniSource Energy directly or indirectly to beneficially own in the aggregate at least a majority of the shares of the Company’s outstanding Voting Stock; and

(b)  the acquisition after the date hereof by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) other than UniSource Energy or related persons constituting a group (as such

Schedule B
(to Note Purchase Agreement)

term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) of the power to elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of the Company, through beneficial ownership of the capital stock of the Company or otherwise; provided that the acquisition by any such person or group of the power to elect at least a majority of the Board of Directors of UniSource Energy shall not be deemed to constitute the acquisition of the power to elect at least a majority of the board of directors of the Company by a person other than UniSource Energy for the purpose of this subsection(b).

“Change of Control Notice” is defined in Section 8.5.

“Change of Control Prepayment Date” is defined in Section 8.5.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means UNS Electric, Inc., an Arizona corporation, or any successor that becomes such in the manner prescribed in Section 10.2.

“Company Successor” is defined in Section 10.2(a)(i).

“Confidential Information” is defined in Section 21.

“Consolidated Debt” means, with respect to the Company as of any date of determination, the total of all Indebtedness of the Company and its Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

“Consolidated Income Available for Interest Charges” means, with respect to any period, Consolidated Net Income of the Company for such period plus all amounts deducted in the computation thereof on account of (a) Interest Charges, (b) taxes imposed on or measured by income or excess profits, and (c) the amount of all depreciation and amortization allowances and other noncash expenses of the Company and its Subsidiaries for such period.

“Consolidated Long Term Debt” means, as of any date of determination, the total of all Long Term Debt of the Company and its Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

“Consolidated Net Income” means, with respect to the Company and with reference to any fiscal period, the net income (or loss) of the Company and its Subsidiaries for such period

(taken as a cumulative whole), as determined in accordance with GAAP, after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP, adjusted to exclude (a) any extraordinary gain or loss reflected in the net income (or loss) for the Company and its Subsidiaries for such period and (b) any cumulative effect of a change in accounting principles reflected in the net income (or loss) for the Company and its Subsidiaries for such period.

“Consolidated Net Worth” means, with respect to the Company at any time:

(a)  the total assets of the Company and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries; minus

(b)  the total liabilities of the Company and its Subsidiaries which would be shown as liabilities on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP; minus

(c)  the net book value of all assets (other than intangible assets eligible for cost recovery through regulatory rates) of the Company and its Subsidiaries, after deducting any reserves applicable thereto, which would be treated as intangible under GAAP, including, without limitation, good will, trademarks, trade names, service marks, brand names, copyrights, patents, unamortized debt discount and expense, and organizational expenses.

“Consolidated Total Assets” means as of the date of any determination thereof, total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Capitalization” means at any time, the sum of Consolidated Net Worth of the Company and Consolidated Debt of the Company at such time.

“Current Debt” means, with respect to the Company, all Indebtedness of the Company which by its terms or by the terms of any instrument or agreement relating thereto matures on demand or within one year from the date of the creation thereof and is not directly or indirectly renewable or extendible at the option of the Company in respect thereof to a date one year or more from such date without meeting the conditions applicable to a new borrowing.

“Current Maturities of Long Term Debt” means, at any time and with respect to any item of Long Term Debt, the portion of such Long Term Debt outstanding at such time which by the terms of such Long Term Debt or the terms of any instrument or agreement relating thereto is due on demand or within one year from such time (whether by sinking fund, other required prepayment or final payment at maturity) and is not directly or indirectly renewable, extendible or refundable at the option of the obligor under an agreement or firm commitment in effect at such time to a date one year or more from such time.

“DBRS” means Dominion Bond Rating Service, Ltd. or its successors or assigns.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2% over the rate of interest publicly announced by Wells Fargo Bank, N.A. in New York, New York as its “base” or “prime” rate.

“Disclosure Documents” is defined in Section 5.3.

“Distribution” means, in respect of any corporation, association or other business entity:

(a)  dividends or other distributions or payments on capital stock or other equity interest of such corporation, association or other business entity (except distributions in such stock or other equity interest); and

(b)  the redemption or acquisition of such stock or other equity interests or of warrants, rights or other options to purchase such stock or other equity interests (except when solely in exchange for such stock or other equity interests) unless made, contemporaneously, from the net proceeds of a sale of such stock or other equity interests.

“ElecCo Guaranteed Obligations” is defined in Section 11.1.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with an Obligor under section 414 of the Code.

“Event of Default” is defined in Section 12.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Execution Date” is defined in Section 3.

“Fair Market Value” means, at any time and with respect to any Property, the sale value of such Property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“Fitch” means Fitch IBCA, Inc. or its successors or assigns.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a)  the government of

(i)  the United States of America or any State or other political subdivision thereof, or

(ii)  any other jurisdiction in which any Obligor or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any Properties of any Obligor or any Subsidiary, or

(b)  any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guarantor” means UniSource Energy Services, Inc., an Arizona corporation, or any successor that become such in the manner prescribed in the Section 10.2.

“Guarantor Successor” is defined in Section 10.2(a)(i).

“Guaranty” means the guaranty set forth in Section 11.

“Guaranty Obligation” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)  to purchase such Indebtedness or obligation or any Property constituting security therefor;

(b)  to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

(c)  to lease Properties or to purchase Properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

(d)  otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty Obligation, the Indebtedness or other obligations that are the subject of such Guaranty Obligation shall be assumed to be direct obligations of such obligor.

“Guaranty Termination Date” is defined in Section 11.7

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances, including all substances listed in or regulated in any Environmental Law that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, regulated, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a)  its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b)  its liabilities for the deferred purchase price of Property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such Property);

(c)  all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(d)  all liabilities for borrowed money secured by any Lien with respect to any Property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)  all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)  Swaps of such Person; and

(g)  any Guaranty Obligation of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Insolvency Proceeding” is defined in Section 11.2(d).

“Institutional Investor” means (a) any purchaser of a Note, (b) any holder of a Note holding (together with one or more of its Affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Interest Charges” means, with respect to any period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP): (a) all interest in respect of Indebtedness of the Company and its Subsidiaries (including imputed interest on Capital Lease Obligations) deducted in determining Consolidated Net Income for such period, together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, and (b) to the extent actually paid, all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period.

“Interest Coverage Ratio” means, with respect to the Company for any period, the ratio of (a) Consolidated Income Available for Interest Charges for such period to (b) Interest Charges for such period.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any Property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Long Term Debt” means, with respect to any Person, all Indebtedness of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, one year or more from, or is directly or indirectly renewable or extendible at the option of the obligor in respect thereof to a date one year or more (including, without limitation, an option of such obligor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more) from, the date of the creation thereof, provided that Long Term Debt shall include, as at any date of determination, Current Maturities of Long Term Debt.

“Make-Whole Amount” is defined in Section 8.7.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or Properties of any Obligor and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or Properties of any Obligor and its Subsidiaries taken as a whole, or (b) the ability of any Obligor to perform its respective obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

“Memorandum” is defined in Section 5.3.

“Moody’s” means Moody’s Investors Service, Inc. or its successors or assigns.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Note Investment Grade Rating” means in respect of the Notes, on the basis of the Company’s credit without the benefit of the Guaranty, a rating of (a) “BBB-” or better by S&P, (b) “Baa3” or better by Moody’s, (c) “BBB low” or better by DBRS or (d) “BBB-” or better by Fitch.

“Noteholders” means the holders from time to time of the Notes.

“Notes” is defined in Section 1.

“Obligors” is defined in the introductory paragraph hereof.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of any Obligor whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Lien” means, with respect to any Person, each of the following:

(a)  Liens for taxes, assessments or other governmental charges which are not yet due and payable or the payment of which is not at the time required by Section 9.4 of this Agreement;

(b)  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due and payable or the payment of which is not at the time required by Section 9.4 of this Agreement;

(c)  Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property;

(d)  any attachment or judgment Lien, unless the judgment it secures shall not, within sixty days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within sixty days after the expiration of any such stay;

(e)  leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company, provided that such Liens do not, in the aggregate, materially detract from the value of such Property; and

(f)  any Lien created to secure all or any part of the purchase price, or to secure Indebtedness incurred or assumed to pay all or any part of the purchase price or cost of construction, of Property (or any improvement thereon) acquired or constructed by such Person or a Subsidiary of such Person after the date of the Closing, provided that:

(i)  any such Lien shall extend solely to the item or items of such Property (or improvement thereon) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other Property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed Property (or improvement thereon) or which is real property being improved by such acquired or constructed Property (or improvement thereon);

(ii)  the principal amount of the Indebtedness secured by any such Lien shall not, at the time such Lien is created, exceed an amount equal to the lesser of

(A) the cost to such Person or such Subsidiary of the Property (or improvement thereon) so acquired or constructed and (B) the Fair Market Value (as determined in good faith by the board of directors of such Person) of such Property (or improvement thereon) at the time of such acquisition or construction; and

(iii)  any such Lien shall be created contemporaneously with, or within 90 days after, the acquisition or construction of such Property; and

(g)  with respect to any interest in real property which consists of a leasehold or other possessory interest therein, Liens to which the underlying fee estate in such real Property is subject that do not and will not result in a Material Adverse Effect.

“Permitted Reimbursement Obligation” means any liability of the Company of the type referred to in clause (e) of the definition of “Indebtedness” provided that such liability is not created in connection with a letter of credit or instrument serving a similar function related to Indebtedness for money borrowed and provided such liability is immediately due and payable upon the related payment under such letter of credit or similar instrument.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which an Obligor or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

“Property” or “Properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“Purchaser” is defined in the first paragraph of this Agreement.

“QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Rating Agency” means any of S&P, Moody’s, DBRS or Fitch.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Response Date” is defined in Section 8.5.

“Responsible Officer” means any Senior Financial Officer of an Obligor and any other officer of such Obligor with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” means any Distribution in respect of any Person or any Subsidiary of such Person (other than on account of capital stock or other equity interests of a Subsidiary owned legally and beneficially by such Person or another Subsidiary of such Person), including, without limitation, any Distribution resulting in the acquisition by such Person of Securities which would constitute treasury stock.  For purposes of this Agreement, the amount of any Restricted Payment made in Property shall be the greater of (a) the Fair Market Value of such Property (as determined in good faith by the board of directors (or equivalent governing body) of the Person making such Restricted Payment) and (b) the net book value thereof on the books of such Person, in each case determined as of the date on which such Restricted Payment is made.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Company, or its successors or assigns.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or Security” shall have the same meaning as in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of an Obligor.

“Series A Notes” is defined in Section 1 of this Agreement.

“Series B Notes” is defined in Section 1 of this Agreement.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swaps” means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency.  For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“2003 Note Agreement” means that certain Note Purchase and Guaranty Agreement dated as of August 11, 2003 between and among the Company, the Guarantor and the holders of the $60,000,000 aggregate principal amount 7.61% Guaranteed Senior Notes due August 11, 2008, as the same may be supplemented or amended.

“2006 Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of August 11, 2006 between and among the Company, UNS Gas, Inc., an Arizona corporation, as borrowers, the Guarantor, as guarantor, the banks listed on the signature pages thereof and Union Banc of California, N.A., as administrative agent, as the same may from time to time be supplemented, amended, renewed, extended or replaced.

“UniSource Energy” means UniSource Energy Corporation, a corporation incorporated under the laws of the state of Arizona.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Stock” means Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or Persons performing similar functions).

“Wholly-owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-owned Subsidiaries at such time.

Disclosure Materials

1.  Note Purchase and Guaranty Agreement dated August 5, 2008.

2.  UNS Electric, Inc. Investor Presentation dated July 2008.

3.  UNS Electric, Inc. Private Placement Memorandum dated July 8, 2008.

4.  The financial statements for UNS Electric, Inc. included in Schedule 5.5.

5.  The financial statements for UniSource Energy Services, Inc. included in Schedule 5.5.

Schedule 5.3
(to Note Purchase Agreement)

Subsidiaries and Affiliates

Section 1.	The Company: UNS Electric, Inc.

Section 1.1.  Subsidiaries.  None

Section 1.2.  Directors and Officers.

Directors:

James S. Pignatelli
Michael J. DeConcini
Raymond S. Heyman

Officers:

James S. Pignatelli	President
Raymond S. Heyman	Vice President and Secretary
Kevin P. Larson	Vice President and Treasurer
Karen G. Kissinger	Vice President and Controller
Philip J. Dion	Vice President
Thomas A. McKenna	Vice President
David G. Hutchens	Vice President
Linda H. Kennedy	Assistant Secretary
Roxana Ashurst	Assistant Secretary
Carl W. Dabelstein	Assistant Treasurer
Gail K. Boswell	Assistant Treasurer

Section 2.	The Guarantor: UniSource Energy Services, Inc.

Section 2.1.  Subsidiaries.  The Guarantor has two subsidiaries:  UNS Electric, Inc., an Arizona corporation, and UNS Gas, Inc., an Arizona corporation.  The Guarantor owns 100% of the common stock of each subsidiary.  UNS Electric, Inc. and UNS Gas, Inc. have not issued any other class of capital stock or similar equity interest.  UNS Electric, Inc. and UNS Gas, Inc. have no subsidiaries.

Schedule 5.4
(to Note Purchase Agreement)

Section 2.2.  Directors and Officers.

Directors:

James S. Pignatelli	John L. Carter
Kenneth Handy	Robert A. Elliott
Lawrence J. Aldrich	Daniel W. L. Fessler
Barbara M. Baumann	Warren Y. Jobe
Larry W. Bickle	Ramiro G. Peru
Elizabeth T. Bilby	Gregory A. Pivirotto
Harold W. Burlingame	Joaquin Ruiz

Officers:

James S. Pignatelli	President
Raymond S. Heyman	Senior Vice President and General Counsel
Kevin P. Larson	Vice President and Treasurer
Karen G. Kissinger	Vice President and Controller
Philip J. Dion	Vice President, Legal and Environmental Services
Thomas A. McKenna	Vice President (Electric)
David G. Hutchens	Vice President (Gas)
Gary A. Smith	Vice President and General Manager
Michelle D. Livengood	Secretary
Linda H. Kennedy	Assistant Secretary
Roxana Ashurst	Assistant Secretary
Carl W. Dabelstein	Assistant Treasurer
Gail K. Boswell	Assistant Treasurer

Section 3.	Affiliates of the Obligors

UniSource Energy Corporation
UniSource Energy Services, Inc.
UNS Electric, Inc.
UNS Gas, Inc.
Millennium Energy Holdings, Inc.
Advanced Energy Technologies, Inc.
Carboelectrica Sabinas S. de R.L. de C.V. (50%)
Minerales Monclova S.A. de C.V. (19.5%)
MEH Equities Management Company
Haddington Energy Partners II LP (31.59%)
Millennium Environmental Group, Inc.
Nations Energy Corporation
Nations International Ltd.
Corporacion Panama de Energia S.A. (32%)
Powertrusion International, Inc. (77.6%)

5.4-2

Southwest Energy Solutions, Inc.
Tucson Electric Power Company
Escavada Company
Luna Power Company, LLC (33%)
San Carlos Resources Inc.
Tucsonel Inc.
UniSource Energy Development Company
Springerville Power, LLC

Additional Affiliates (minority interests)

Infinite Power Solutions, Inc. (minority interest held by Advanced Energy Technologies, Inc.)

Private Power, LLC (minority interest held by Millennium Energy Holdings, Inc. [equity in Metrogen Enterprises LLC transferred to Private Power, LLC])

Valley Ventures III, L.P. (minority interest held by Millennium Energy Holdings, Inc.)

5.4-3

Financial Statements

1. The Company:	UNS Electric, Inc.

(a)  Financial Statements for the Year ended December 31, 2004 and the Period April 14, 2003 (Date of Inception) to December 31, 2003.

(b)  Financial Statements for the Years ended December 31, 2005 and 2004.

(c)  Financial Statements for the Years ended December 31, 2006 and 2005.

(d)  Financial Statements for the Years ended December 31, 2007 and 2006.

(e)  Financial Statements for the Three Months ended March 31, 2007 and 2006.

(f)  Financial Statements for the Three Months ended March 31, 2008 and 2007.

2. The Guarantor:	UniSource Energy Services, Inc.

(a)  Consolidated Financial Statements for the Year ended December 31, 2004 and the Period January 15, 2003 (Date of Inception) to December 31, 2003.

(b)  Consolidated Financial Statements for the Years ended December 31, 2005 and 2004.

(c)  Consolidated Financial Statements for the Years ended December 31, 2006 and 2005.

(d)  Consolidated Financial Statements for the Years ended December 31, 2007 and 2006.

(e)  Consolidated Financial Statements for the Three Months ended March 31, 2007 and 2006.

(f)  Consolidated Financial Statements for the Three Months ended March 31, 2008 and 2007.

Schedule 5.5
(to Note Purchase Agreement)

Existing Indebtedness

I. 5.15 (a)

(A)  Note Purchase and Guaranty Agreement dated August 11, 2003 among UNS Gas, Inc., UniSource Energy Services, Inc., and certain institutional investors. Total indebtedness is $100 million (two series of $50 million each), full amount outstanding.

(B)  Note Purchase and Guaranty Agreement dated August 11, 2003 among UNS Electric, Inc., UniSource Energy Services, Inc., and certain institutional investors. Total    indebtedness is $60 million, full amount outstanding.

(C)  Amended and Restated Credit Agreement dated August 11, 2006 among UNS Electric, Inc. and UNS Gas, Inc., each as Borrower, UniSource Energy Services, Inc., as Guarantor, the Banks and other Lenders party thereto, and Union Bank of California, N.A., as Administrative Agent.  $60 million Revolving Credit Facility, UNS Electric had $32 million in revolving borrowings and $5.5 million in letters of credit outstanding at August 5, 2008.  UNS Gas had no outstanding borrowings or letters of credit at August 5, 2008.

(D)  UNS Electric Equipment Capital Lease #1; the total capitalized lease obligation is $0.15 million.  Lease Agreement, dated March 13, 2003, between UNS Electric, as Lessee and Altec Capital Services, L.L.C. as Lessor.

(E)  UNS Electric Equipment Capital Lease #2; the total capitalized lease obligation is $0.15 million.  Lease Agreement, dated May 27, 2003, between UNS Electric, as Lessee and Altec Capital Services, L.L.C. as Lessor.

II. 5.15 (b)

None.

III. 5.15 (c)

(A)  Section 10.5 of the Note Purchase and Guaranty Agreement dated August 11, 2003 among UNS Gas, Inc., UniSource Energy Services, Inc., and certain institutional investors.

(B)  Section 10.5 of the Note Purchase and Guaranty Agreement dated August 11, 2003 among UNS Electric, Inc., UniSource Energy Services, Inc., and certain institutional investors.

(C)  Section 8.03 of the Amended and Restated Credit Agreement dated August 11, 2006 among UNS Electric, Inc. and UNS Gas, Inc., each as Borrower, UniSource Energy Services, Inc., as Guarantor, the Banks and other Lenders party thereto, and Union Bank of California, N.A., as Administrative Agent.

Schedule 5.15
(to Note Purchase Agreement)

[Form of Series A Note]

UNS Electric, Inc.

6.50% Senior Guaranteed Note, Series A, due August 7, 2015

No. [_________]	[Date]
$[____________]	PPN90312# AC4

For Value Received, the undersigned, UNS Electric, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Arizona, hereby promises to pay to [________________], or registered assigns, the principal sum of [________________] Dollars (or so much thereof as shall not have been prepaid) on August 7, 2015, with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance hereof at the rate of (a) 6.50% per annum from the date hereof, payable semiannually, on the seventh day of February and August in each year, commencing with the February 7 or August 7 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), at a rate per annum from time to time equal to the greater of (i) 8.50% or (ii) 2% over the rate of interest publicly announced by Wells Fargo Bank, N.A. from time to time in New York, New York as its “base” or “prime” rate payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount, if any with respect to this Note are to be made in lawful money of the United States of America at New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Guaranteed Notes, Series A, (herein called the “Notes”) issued pursuant to the Note Purchase and Guaranty Agreement, dated as of August 5, 2008 (as from time to time amended, the “Note Purchase Agreement”), between the Company, UniSource Energy Services, Inc., an Arizona corporation (“UniSource Energy Services”) and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and

Exhibit 1-A
(to Note Purchase Agreement)

registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Pursuant to Section 11 of the Note Purchase Agreement, UniSource Energy Services has absolutely and unconditionally guaranteed payment in full of the principal amount of, Make-Whole Amount, if any, and interest on this Note; provided that such guaranty is subject to termination as provided in the Note Purchase Agreement.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount, if any) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit application of the laws of a jurisdiction other than such State.

UNS Electric, Inc.

By
[Title]

E-1-A-2

[Form of Series B Note]

UNS Electric, Inc.

7.10% Senior Guaranteed Note, Series B, due August 7, 2023

No. [_________]	[Date]
$[____________]	PPN90312# AD2

For Value Received, the undersigned, UNS Electric, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Arizona, hereby promises to pay to [________________], or registered assigns, the principal sum of [________________] Dollars (or so much thereof as shall not have been prepaid) on August 7, 2023, with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance hereof at the rate of (a) 7.10% per annum from the date hereof, payable semiannually, on the seventh day of February and August in each year, commencing with the February 7 or August 7 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), at a rate per annum from time to time equal to the greater of (i) 9.10% or (ii) 2% over the rate of interest publicly announced by Wells Fargo Bank, N.A. from time to time in New York, New York as its “base” or “prime” rate payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount, if any with respect to this Note are to be made in lawful money of the United States of America at New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Guaranteed Notes, Series B, (herein called the “Notes”) issued pursuant to the Note Purchase and Guaranty Agreement, dated as of August 5, 2008 (as from time to time amended, the “Note Purchase Agreement”), between the Company, UniSource Energy Services, Inc., an Arizona corporation (“UniSource Energy Services”) and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the

Exhibit 1-B
(to Note Purchase Agreement)

Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Pursuant to Section 11 of the Note Purchase Agreement, UniSource Energy Services has absolutely and unconditionally guaranteed payment in full of the principal amount of, Make-Whole Amount, if any, and interest on this Note; provided that such guaranty is subject to termination as provided in the Note Purchase Agreement.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount, if any) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit application of the laws of a jurisdiction other than such State.

UNS Electric, Inc.

By
[Title]

E-1-B-2